SCHEDULE A

VALUED ADVISERS TRUST

PORTFOLIOS AND CLASSES THEREOF
As amended on December 17, 2008

 PORTFOLIO/CLASSES

IndexEdge Long-Term Portfolio Fund
     Class A Shares
     Investor Shares

Golub Group Equity Fund